State of Delaware Secretary of State Division of Corporations Delivered 11:21 AM 12/22/2005 FILED 11:06 AM 12/22/2005 SRV 051052202 - 2175347 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

Trinity Laboratories, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That by the unanimous written consent of the Board of Directors of Trinity Laboratories, Inc. on December 14, 2005, resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of said corporation (“Certificate of Incorporation”), declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “1” so that, as amended, said Article shall be and read as follows:

“1. The name of the corporation is Trigen Laboratories, Inc.”

SECOND: That thereafter, by Written Consent pursuant to Section 228 of the General Corporation Law, a majority of the stockholders of said corporation adopted resolutions ratifying the Amendment to the Certificate of Incorporation.

THIRD: That said Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 14th day of December, 2005

TRINITY LABORATORIES, INC.

By:	/s/ Ram Potti
Name:	Ram Potti
Title:	President